EXHIBIT (A)(7)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated August 14, 1998 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                   Notice of Offer to Purchase for Cash
                  All Outstanding Shares of Common Stock
           (Including the Associated Rights to Purchase Series A
                   Junior Participating Preferred Stock)
                                    of
                         Molecular Dynamics, Inc.
                                    at
                           $20.50 Net per Share
                                    by
                           APB Acquisition Corp.
                       a wholly-owned subsidiary of
                      Amersham Pharmacia Biotech Inc.


               APB Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Amersham Pharmacia Biotech Inc., a Delaware corporation (the "Parent"), is offering to purchase all outstanding shares of common stock, $.01 par value (the "Shares") and the associated Rights to Purchase Series A Junior Participating Preferred Stock, of Molecular Dynamics, Inc., a Delaware corporation (the "Company"), at $20.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 14, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

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  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
     TIME, ON FRIDAY, SEPTEMBER 11, 1998, OR SUCH LATER DATE TO WHICH
              THE OFFER IS EXTENDED ("THE EXPIRATION DATE").
------------------------------------------------------------------------------

               The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with the Shares then owned by the Parent, would represent at least a majority of the total number of outstanding Shares on a fully diluted basis (the "Minimum Condition").

               THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER DESCRIBED IN THE OFFER TO PURCHASE, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

               The Offer is being made pursuant to an Agreement and Plan of Merger dated as of August 9, 1998 (the "Merger Agreement") among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. Pursuant to the Merger, each outstanding Share (other than Shares held by Purchaser or Shares held by stockholders exercising appraisal rights) will be converted into the right to receive $20.50 in cash, without interest.

               The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may
(i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended or (iii) waive such condition and, subject to any requirement to extend the time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn.

               The Purchaser reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof.

               For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

               Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after October 14, 1998 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares.

               The information required to be disclosed by paragraph
(e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

               The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

               The Offer to Purchase and Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

               Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense.


                  The Information Agent for the Offer is:
                         Georgeson & Company Inc.
                             Wall Street Plaza
                         New York, New York 10005
               Banks and Brokers call collect (212) 440-9800
                      Call Toll Free: 1-800-223-2064

                   The Dealer Manager for the Offer is:
                        Morgan Stanley Dean Witter
                     Morgan Stanley & Co. Incorporated
                               1585 Broadway
                         New York, New York 10036
                              (212) 761-4308
                              (call collect)


August 14, 1998